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                     STOCK PURCHASE AGREEMENT


                          By and Between


                    QUESTRON TECHNOLOGY, INC.


                               and


                     FORTUNE INDUSTRIES, INC.


                               and


           THE STOCKHOLDERS OF FORTUNE INDUSTRIES, INC.
      LISTED ON SCHEDULE 1.1 DELIVERED CONCURRENTLY HEREWITH








                    Dated as of June 12, 1998

                        TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1     SALE AND PURCHASE OF SHARES. . . . . . . . . . . . . . . . .   -6-
         1.1  Sale of Shares . . . . . . . . . . . . . . . . . . . . . . .   -6-
         1.2  Purchase Consideration and Payment for Shares. . . . . . . .   -6-
         1.3  Transactions on the Closing Date . . . . . . . . . . . . . .   -4-
         1.4  Payment of 1999 Deferred Purchase Price. . . . . . . . . . .   -5-
         1.5  Restricted Securities; Registration Rights.. . . . . . . . .   -5-

ARTICLE 2     CLOSING AND TERMINATION. . . . . . . . . . . . . . . . . . .   -6-
         2.1  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . .   -6-
         2.2  Termination. . . . . . . . . . . . . . . . . . . . . . . . .   -6-

ARTICLE 3     REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE
              COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . .   -7-
         3.1  Authority; Due Execution . . . . . . . . . . . . . . . . . .   -7-
         3.2  Corporate Organization and Authority of Company. . . . . . .   -7-
         3.3  Certificate of Incorporation; By-laws. . . . . . . . . . . .   -7-
         3.4  Subsidiaries and Equity Investments. . . . . . . . . . . . .   -7-
         3.5  Ownership of Shares. . . . . . . . . . . . . . . . . . . . .   -8-
         3.6  Capitalization . . . . . . . . . . . . . . . . . . . . . . .   -8-
         3.7  No Violation . . . . . . . . . . . . . . . . . . . . . . . .   -9-
         3.8  Litigation . . . . . . . . . . . . . . . . . . . . . . . . .   -9-
         3.9  Personal Property. . . . . . . . . . . . . . . . . . . . . .   -9-
         3.10 Real Property. . . . . . . . . . . . . . . . . . . . . . . .  -10-
         3.11 Financial Statements . . . . . . . . . . . . . . . . . . . .  -10-
         3.12 Books and Records. . . . . . . . . . . . . . . . . . . . . .  -11-
         3.13 Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         3.14 Employee Matters . . . . . . . . . . . . . . . . . . . . . .  -13-
         3.15 Intellectual Property. . . . . . . . . . . . . . . . . . . .  -16-
         3.16 Accounts Receivable. . . . . . . . . . . . . . . . . . . . .  -16-
         3.17 Inventory. . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         3.18 No Material Change . . . . . . . . . . . . . . . . . . . . .  -17-
         3.19 Absence of Change or Event . . . . . . . . . . . . . . . . .  -17-
         3.20 Compliance With Law. . . . . . . . . . . . . . . . . . . . .  -18-
         3.21 Contracts and Commitments. . . . . . . . . . . . . . . . . .  -19-
         3.22 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         3.23 Affiliate Interests. . . . . . . . . . . . . . . . . . . . .  -20-
         3.24 Customers, Suppliers, Distributors, Etc. . . . . . . . . . .  -20-
         3.25 Environmental Matters. . . . . . . . . . . . . . . . . . . .  -21-
         3.26 Absence of Questionable Payments . . . . . . . . . . . . . .  -22-
         3.27 Investment Intent. . . . . . . . . . . . . . . . . . . . . .  -22-
         3.28 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . .  -23-

715586.5
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ARTICLE 4     REPRESENTATIONS AND WARRANTIES OF QUESTRON . . . . . . . . .  -23-
         4.1  Organization . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         4.2  Corporate Authority. . . . . . . . . . . . . . . . . . . . .  -24-
         4.3  No Violation . . . . . . . . . . . . . . . . . . . . . . . .  -24-
         4.4  Investment Intent. . . . . . . . . . . . . . . . . . . . . .  -24-
         4.5  Due Execution.   . . . . . . . . . . . . . . . . . . . . . .  -24-
         4.6  Questron Common Stock. . . . . . . . . . . . . . . . . . . .  -25-

ARTICLE 5     CERTAIN COVENANTS AND AGREEMENTS OF SELLERS, THE
              COMPANY AND QUESTRON . . . . . . . . . . . . . . . . . . . .  -25-
         5.1  Conduct of Business Prior to the Closing Date. . . . . . . .  -25-
         5.2  Tax Covenants.   . . . . . . . . . . . . . . . . . . . . . .  -26-
         5.3  Expenses and Finder's Fees . . . . . . . . . . . . . . . . .  -28-
         5.4  Access to Information and Confidentiality. . . . . . . . . .  -28-
         5.5  No Solicitation. . . . . . . . . . . . . . . . . . . . . . .  -29-
         5.6  Press Releases . . . . . . . . . . . . . . . . . . . . . . .  -29-
         5.7  Transitional Assistance. . . . . . . . . . . . . . . . . . .  -29-
         5.8  Conditions . . . . . . . . . . . . . . . . . . . . . . . . .  -29-

ARTICLE 6     CONDITIONS PRECEDENT OF QUESTRON . . . . . . . . . . . . . .  -30-
         6.1  Representations and Warranties . . . . . . . . . . . . . . .  -30-
         6.2  Due Diligence. . . . . . . . . . . . . . . . . . . . . . . .  -30-
         6.3  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . .  -30-
         6.4  No Actions . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
         6.5  Consents . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
         6.6  Employment Agreement . . . . . . . . . . . . . . . . . . . .  -31-
         6.7  Outstanding Shareholder Loans. . . . . . . . . . . . . . . .  -31-
         6.8  Financing. . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         6.9  Minimum Net Worth. . . . . . . . . . . . . . . . . . . . . .  -31-
         6.10 Material Adverse Change. . . . . . . . . . . . . . . . . . .  -31-
         6.11 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         6.12 Lease Agreements . . . . . . . . . . . . . . . . . . . . . .  -31-

ARTICLE 7     CONDITIONS PRECEDENT OF SELLERS. . . . . . . . . . . . . . .  -31-
         7.1  Representations and Warranties . . . . . . . . . . . . . . .  -31-
         7.2  No Actions . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         7.3  Consents . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         7.4  Employment Agreement . . . . . . . . . . . . . . . . . . . .  -32-
         7.5  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . .  -32-
         7.7  Lease Agreements . . . . . . . . . . . . . . . . . . . . . .  -32-

ARTICLE 8     INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . .  -32-
         8.1  Indemnification by Sellers . . . . . . . . . . . . . . . . .  -32-
         8.2  Indemnification by Questron. . . . . . . . . . . . . . . . .  -33-

715586.5                           ii

ARTICLE 9     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. . . .  -35-
         9.1  Representations, Warranties and Covenants. . . . . . . . . .  -35-

ARTICLE 10    NON-COMPETITION BY SELLERS AND NO SOLICITATION . . . . . . .  -36-
         10.1 Non-Compete. . . . . . . . . . . . . . . . . . . . . . . . .  -36-
         10.2 Remedies . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-

ARTICLE 11     MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . -36-
         11.1  Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . -36-
         11.2  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . -36-
         11.3  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . -36-
         11.4  Governing Law and Consent to Jurisdiction;
               Dispute Resolution . . . . . . . . . . . . . . . . . . . . . -38-
         11.5  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . -38-
         11.6  Headings; Schedules. . . . . . . . . . . . . . . . . . . . . -38-
         11.7  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . -38-
         11.8  Amendment and Modification . . . . . . . . . . . . . . . . . -39-
         11.9  Binding Effect; Benefits . . . . . . . . . . . . . . . . . . -39-
         11.10 Assignability. . . . . . . . . . . . . . . . . . . . . . . . -39-

715586.5                               iii

                             EXHIBITS

A   Employment Agreement of Malcolm Tallmon
B   Registration Rights Agreement

715586.5                           iv

         STOCK PURCHASE AGREEMENT dated as of June 12, 1998 (herein, together with the Exhibits attached hereto and the Schedules delivered concurrently herewith, referred to as the "Agreement") by and between Questron Technology, Inc., a Delaware corporation ("Questron"), Fortune Industries, Inc., a Texas corporation (the "Company") and the stockholders of the Company, listed on Schedule 1.1 ("Sellers").


                      W I T N E S S E T H :

         WHEREAS, Sellers are the beneficial and record holders of all of the issued and outstanding shares of capital stock of the Company (the "Shares"); and

         WHEREAS, Sellers wish to sell and Questron wishes to purchase the Shares upon the terms and subject to the conditions contained in this Agreement.

         NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained, the parties agree as follows:


                            ARTICLE 1

                   SALE AND PURCHASE OF SHARES

         1.1 Sale of Shares. At the Closing provided for in Section 2.1, each Seller shall sell to Questron (or in Questron's sole discretion, any subsidiary of Questron) the Shares beneficially owned by such Seller as set forth on
Schedule 1.1, and Questron shall purchase such Shares for the aggregate purchase consideration specified in Section 1.2.

         1.2 Purchase Consideration and Payment for Shares. Questron shall acquire 100% of the issued and outstanding stock of the Company for a total purchase price up to $15,014,174, which will consist of the Initial Purchase Price, and the 1999 Deferred Purchase Price, in each case, as defined below.

         (a) Initial Purchase Price. The "Initial Purchase Price" will equal $13,014,174 payable as follows: (i) wire transfers (or certified checks) in an aggregate amount equal to $9,881,958 (which includes an adjustment of $523,614 for the Company's net profit as of March 31, 1998) plus the Initial Purchase Price Adjustment (as defined below) (said amount being hereinafter referred to as the "Initial Cash Consideration"); and (ii) delivery of shares of Questron's common stock, par value $0.001 per share (the "Questron Common Stock"), having a value equal to $3,132,216 (the "Initial Questron Common Stock") calculated on the basis of the average last reported sale price for the Questron Common Stock for the five (5) trading days ending on the third trading day immediately prior to the Closing Date (as defined in Section 2.1), provided that in no event shall the Initial Questron Common Stock consist of less than 409,598 shares of Questron Common Stock. The "Initial Purchase Price

715586.5

Adjustment" shall equal ninety percent (90%) of the Company's income before taxes (as determined in accordance with generally accepted accounting principles, consistently applied to the Company prior to Closing ("GAAP")) for the period from April 1, 1998 through the last day of the full calendar month preceding the Closing (as hereinafter defined) (the "Adjustment Period") less
(i) all distributions declared and paid by the Company to any of its stockholders during such period, and (ii) as set forth on Schedule 1.2(a)(i), accruals for the employee bonuses to certain of the Company's employees and accruals for certain other expenses to be paid by the Company. The Initial Cash Consideration and the Initial Questron Common Stock shall be allocated among the Sellers as provided on Schedule 1.2(a)(ii). Only the Sellers who are identified on Schedule 1.2(a)(ii) as accredited investors (the "Accredited Investor Sellers") shall receive shares of the Initial Questron Common Stock.

         (b) 1999 Deferred Purchase Price. The "1999 Deferred Purchase Price" will be an amount, subject to the limitations set forth below, equal to six (6) times the difference between EBIT (as defined below) for the Company for the year ended December 31, 1998 (as adjusted for the items set forth on Schedule 1.2(b)(i) and in accordance with Section 1.2(c) below), and $2,000,000 provided, that the maximum amount payable to Sellers pursuant to this Section 1.2(b) shall in no event exceed $2,000,000 in the aggregate. The 1999 Deferred Purchase Price shall be payable as follows: (i) delivery by wire transfers (or certified checks) of an aggregate amount equal to approximately 80.73% of the 1999 Deferred Purchase Price up to a maximum amount of $1,614,497 (the "1999 Deferred Cash Consideration"); and (ii) delivery of shares of Questron Common Stock ("Deferred Questron Common Stock"), the value of which shall equal approximately 19.27% of the 1999 Deferred Purchase Price up to a maximum amount of $385,503. The number of shares of Deferred Questron Common Stock to be delivered will be based on the average of the last reported sales price of the Questron Common Stock for each of the five (5) trading days ending on the third (3rd) trading day immediately prior to the date of payment of the 1999 Deferred Purchase Price. The 1999 Deferred Cash Consideration and the Deferred Questron Common Stock shall be allocated among the Sellers as provided on Schedule 1.2(b)(ii). Only the Accredited Investor Sellers shall receive shares of the Deferred Questron Common Stock.

         (c) Definition of EBIT. For purposes of this Section 1.2, "EBIT" shall mean the aggregate earnings before interest, income taxes, amortization of goodwill, and the allocation of corporate expenses associated with the Company and EBIT shall be adjusted for the items set forth on Schedule 1.2(b)(i). EBIT shall be calculated in accordance with GAAP. EBIT shall be determined by Questron and reviewed by Questron's independent public accountants. For the purposes of this Section 1.2, EBIT shall not be reduced by any costs incurred by the Company related to (i) the Company's administration of any affirmative action programs or any activities related to affirmative action or (ii) the start up costs associated with the Company's hiring of new sales personnel. The parties hereto agree that no acquisition costs, fees, expenses, or adjustment attributable to the sale of the Seller's Shares to Questron or changes in the Company's operations shall be deducted from EBIT for the year ended December 31, 1998 which shall be used to calculate the 1999 Deferred Purchase Price pursuant to Section 1.2(b). Questron agrees that it shall use its commercially reasonable best efforts to assist the Company with respect to cost reductions, consolidations and other cost-


715586.5                               -2-
saving procedures, which benefits will be reflected in EBIT for the year ended December 31, 1998.

         1.3  Transactions on the Closing Date.

         (a) At the Closing, Sellers will deliver, or cause to be delivered, to Questron the following:

              (i) stock certificates, in form suitable for transfer, registered in the name of each Seller, evidencing the number of Shares set forth opposite such Seller's name on Schedule 1.1, endorsed in blank or with an executed blank stock transfer power attached, and with any necessary stock transfer tax stamps attached thereto;

              (ii) all stock books, stock transfer ledgers, minute books and the corporate seals of the Company;

              (iii) resignations of all of the directors and officers of the Company, effective as of the Closing;

              (iv) evidence of termination of the Stockholder Voting, Stock Redemption and Buy-Sell Agreement, dated as of June 11, 1996, among the Sellers and the Company and the proxies executed by each Seller;

              (v) duly executed signature cards for all bank accounts of the Company which are necessary to establish Questron's designees, and only Questron's designees, as the authorized signatories for such accounts;

              (vi) the Employment Agreement, substantially in the form attached hereto as Exhibit A, executed by Malcolm Tallmon;

              (vii) the Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the "Registration Rights Agreement"), executed by each of the Accredited Investor Sellers;

              (viii) each of the certificates and documents contemplated by
    Article 6; and

              (ix) such other certificates, documents, instruments and agreements as Questron shall deem necessary in its reasonable discretion in order to effectuate the transactions contemplated herein, in form and substance reasonably satisfactory to Questron.

         (b) At the Closing, Questron will deliver to Sellers the following:

              (i)  the Initial Cash Consideration;


715586.5                                -3-

              (ii) interest on the Initial Cash Consideration at an interest rate of 9.5% per annum, calculated from the first date of the month in which the Closing occurs through the Closing Date;

              (iii) to the Accredited Investor Sellers, the shares representing the Initial Questron Common Stock;

              (iv) the Employment Agreement, substantially in the form attached hereto as Exhibit A, executed by Questron;

              (v)  the Registration Rights Agreement, executed by Questron;

              (vi) each of the certificates and documents contemplated by
    Article 7; and

              (vii) such other certificates, documents, instruments and agreements as Sellers shall deem necessary in their reasonable discretion in order to effectuate the transactions contemplated herein, in form and substance reasonably satisfactory to Questron.

         1.4 Payment of 1999 Deferred Purchase Price. Subject to the terms and conditions of Section 1.2(b) above, on the earlier of (a) the first anniversary of the Closing Date (as hereinafter defined), and (b) June 30, 1999, Questron will deliver to Sellers the following:

              (i)    the 1999 Deferred Cash Consideration;

              (ii) interest on the 1999 Deferred Cash Consideration at an interest rate of 9.5% per annum, calculated from the earlier of (a) the date on which Questron issues its press release regarding its financial results for the year ended December 31, 1998, and (b) March 1, 1999, through the date of payment;

              (iii) to the Accredited Investor Sellers, the shares representing the Deferred Questron Common Stock; and

              (iv) a certificate of Questron setting forth its calculation of EBIT accompanied by a report thereon by Questron's independent public accountants covering their review of such calculation.

         1.5 Restricted Securities; Registration Rights. The shares representing the Initial Questron Common Stock and the Deferred Questron Common Stock shall be restricted securities under Rule 144 of the Securities Act of 1933, as amended (the "Act"), will not have been registered under the Act and may not be sold or transferred absent such registration or unless an exception from registration is available and the certificates evidencing such shares


715586.5                           -4-
shall bear an appropriate legend restricting transfers under the Act. Pursuant to the Registration Rights Agreement, the Accredited Investor Sellers shall have incidental or "piggyback" registration rights with respect to the shares of the Initial Questron Common Stock and the Deferred Questron Common Stock. The Registration Rights Agreement shall provide that the Accredited Investor Sellers shall have the right to exercise such piggyback registrations rights on two occasions, provided, that each such exercise involves the registration of a minimum of $50,000 of shares of Questron Common Stock.


                                   ARTICLE 2

                            CLOSING AND TERMINATION

         2.1 Closing. The closing of the transactions provided for in Section
1.3 above (the "Closing") will take place at the offices of Battle Fowler LLP, Park Avenue Tower, 75 East 55th Street, New York, N.Y. 10022, at 10:00 A.M. (local time) on or about June __, 1998 (the "Closing Date"), or at such other place, time and date as may be agreed upon by Questron and the Sellers. The effective date of the Closing shall be April 1, 1998 (the "Effective Date").

         2.2 Termination. (a) Anything contained in this Agreement other than in this Section 2.2 to the contrary notwithstanding, this Agreement may be terminated in writing at any time on or prior to the Closing:

              (i) without liability on the part of any party hereto (unless occasioned by reason of a breach by any party hereto of its representations, warranties or obligations hereunder) by mutual written consent of Questron and Sellers;

              (ii) without liability on the part of any party hereto (unless occasioned by reason of a breach by any party hereto of any of its representations, warranties or obligations hereunder) by either Questron or Sellers, if the Closing shall not have occurred on or before July 31, 1998 (or such later date as may be agreed upon in writing by the parties hereto);

              (iii) by Questron, if any Seller shall breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured or waived or Sellers shall not have provided reasonable assurance that such breach will be cured on or before the Closing Date; or

              (iv) by the Sellers, if Questron shall breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured or waived or Questron shall not have provided reasonable assurance that such breach will be cured on or before the Closing Date.


715586.5                               -5-

         (b) In the event that this Agreement is terminated pursuant to this
Section 2.2, the parties hereby acknowledge and agree that the confidentiality agreement among the parties hereto, dated as of February 10, 1998 shall continue and shall remain in full force and effect.

                                   ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

         Each Seller and the Company jointly and severally represent and warrant to Questron that:

         3.1 Authority; Due Execution. The Company has full corporate power and authority to enter into this Agreement and all other agreements contemplated by this Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. Each Seller has the power to enter into this Agreement and all other agreements contemplated by this Agreement to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Employment Agreements (as hereinafter defined) and all other agreements contemplated by this Agreement to which the Company and each Seller is a party will be as of the Closing Date, duly executed and delivered by the Company and each Seller, and (assuming due execution and delivery by Questron) this Agreement and the Employment Agreements and all other agreements contemplated by this Agreement to which the Company and/or each Seller is a party will constitute valid and binding obligations of the Company and the Sellers, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

         3.2 Corporate Organization and Authority of Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operations or business (a "Material Adverse Effect") of the Company.

         3.3 Certificate of Incorporation; By-laws. Sellers have heretofore delivered to Questron complete and correct copies of the articles of incorporation and by-laws of the Company as currently in effect.

         3.4 Subsidiaries and Equity Investments. Except as set forth on
Schedule 3.4, the Company has no subsidiaries and does not own, directly or indirectly, any investments, capital stock or other equity or ownership interests in any other corporations or business enterprises and is not a partner in any partnership or a co-venturer in any joint venture or other business enterprise. The term "subsidiary" means any corporation or other

715586.5
entity of which the Company, directly or indirectly, owns or controls capital stock or ownership interests representing either (i) more than fifty percent (50%) of the general voting power under ordinary circumstances of such corporation or entity, or (ii) if an entity other than a corporation, more than fifty percent (50%) of the economic interest therein. Each subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdictions set forth on Schedule 3.4 and has all requisite corporate power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so licensed or qualified, except when the failure to be so licensed or so qualified would not have a Material Adverse Effect on such subsidiary.

         3.5 Ownership of Shares. Each Seller is the lawful record and beneficial owner of that number of Shares set forth opposite such Seller's name on Schedule 1.1 which represent all of the issued and outstanding shares of the Company's capital stock. Each Seller owns the Shares set forth opposite such Seller's name on Schedule 1.1 free and clear of all pledges, liens, charges, encumbrances, easements, security interests, claims, options and restrictions of every kind ("Encumbrances"), except for restrictions on transfer generally applicable under federal and state securities laws. Upon the delivery of the Shares in the manner contemplated under Section 1.3 at Closing, Sellers will transfer to Questron valid record and beneficial title to such Shares, free and clear of all Encumbrances, except for restrictions on transfer generally applicable under federal and state securities laws. The Company is the lawful record and beneficial owner of all of the issued and outstanding capital stock of each subsidiary listed on Schedule 3.4.

         3.6 Capitalization. The authorized capital of the Company consists of 200,000 shares of common stock, no par value (the "Common Stock"), of which 77,011 shares are issued and outstanding. Except as set forth on Schedule 3.6, no other class of capital stock or other ownership interests of the Company or any subsidiary is authorized, issued, reserved for issuance or outstanding. All such issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. No shares (including, without limitation, the Shares), and no options, warrants or other rights, agreements, commitments or arrangements of any kind to acquire shares of Common Stock, were issued in violation of (x) any preemptive or other rights, or (y) any provision of any contract, agreement or arrangement of any kind. Except as set forth on
Schedule 3.6 , there are no outstanding options, warrants, subscriptions, unsatisfied preemptive rights, calls or other rights, agreements, commitments or arrangements of any kind to acquire any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock of the Company or any subsidiary or any security of any kind convertible into or exchangeable for any such capital stock. Except as set forth on Schedule 3.6, there are no voting trusts, shareholder agreements, proxies or other agreements relating to the voting, purchase or sale of capital stock of the Company (i) between or among the Company and any of its shareholders, and (ii) between or among any of the Company's shareholders. There is no outstanding bond, debenture, note or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matter on which shareholders of the Company or any subsidiary may vote.


715586.5                                -7-

         3.7 No Violation. Neither any Seller nor the Company is subject to or bound by any provision of:

         (a) any law, statute, rule, regulation or judicial or administrative decision,

         (b) (in the case of the Company) its articles of incorporation or by-laws,

         (c) any contract, mortgage, deed of trust, lease, note, shareholders' agreement, proxy, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction, or

         (d) any consent, judgment, order, writ, award, injunction or decree of any court, governmental or regulatory body, administrative agency or arbitrator,

that would conflict with, prevent or be violated by or that would result in the creation of any Encumbrance as a result of, or under which there would be a default or right of termination, amendment, acceleration, revocation, cancellation or suspension as a result of, the execution, delivery and performance by Seller of the Agreements to which such Seller is a party and the consummation of the transactions contemplated thereby. No consent, order, license, permit, approval or authorization of or declaration, notice or filing with any individual, corporation, partnership, limited liability company, trust or unincorporated organization or any government or any agency or political subdivision thereof (a "Person") is required for the valid execution, delivery and performance by any Seller or the Company of the Agreements to which it is a party and the consummation of the transactions contemplated thereby.

         3.8 Litigation. Except as set forth on Schedule 3.8, there is (i) no outstanding consent, order, judgment, injunction, award or decree of any court, governmental or regulatory body, administrative agency or arbitrator against or involving the Company (including its subsidiaries), any of its officers or directors as such or any Seller, (ii) no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to Sellers' knowledge, threatened against the Company (including its subsidiaries) or any Seller, and (iii) no investigation pending or, to Sellers' knowledge, threatened against or relating to the Company (including its subsidiaries), any of its officers or directors as such or any Seller (collectively, "Proceedings").

         3.9 Personal Property. (a) Schedule 3.9(a) sets forth (i) the tangible physical assets of the Company and its subsidiaries as of the date of this Agreement that do not constitute real property (including machinery, equipment, tools, dies, furniture, furnishings, leasehold improvements, software, vehicles, buildings and fixtures) and that have a book value or replacement value in excess of $50,000 per item or per category of items and the location by address of such items; (ii) individual refundable deposits in excess of $10,000 or $25,000 in the aggregate; and (iii) all outstanding loans or advances made by the Company or any subsidiary to any Person in excess of $20,000.


715586.5                           -8-

         (a) Except as set forth on Schedule 3.9(b), each of the Company and its subsidiaries has good and valid title to all of its material properties and assets that do not constitute real property, free and clear of all Encumbrances. Except as set forth on Schedule 3.9(b), each of the Company and its subsidiaries owns, has valid leasehold interests (pursuant to leases disclosed in such Schedule) in or valid contractual rights pursuant to contracts disclosed in such Schedule (or not required to be disclosed therein due to the dollar threshold set forth in Section 3.21(a)(i)) to use, all of the material assets, tangible and intangible, currently used by, or necessary for the present conduct of the business of, the Company.

         3.10 Real Property. (a) Schedule 3.10 sets forth each and every parcel of real property or interest in real estate held under a lease or used by the Company and its subsidiaries (the "Real Property"). The Company and its subsidiaries do not own any real property or interest (other than the leasehold interests referenced on such Schedule) in real estate. Sellers have heretofore delivered to Questron complete and correct copies of each and every lease and all documents relating thereto, including any amendments thereto and any assignment thereof.

         (b) Except as set forth in Schedule 3.10, with respect to the Real Property designated as "leased property" in Schedule 3.10, each of the Company and its subsidiaries is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no defaults by it as tenant thereunder; and the Company has good and valid rights of ingress and egress to and from all the Real Property from and to the public street systems.

         3.11 Financial Statements. (a) Sellers and the Company have heretofore furnished Questron with copies of the following consolidated financial statements of the Company and its subsidiaries: (i) unaudited balance sheets as at December 31 for each of 1995, 1996 and 1997, respectively and as at March 31, 1998; (ii) unaudited statements of operations for each of the years ended December 31, 1995, 1996 and 1997 and for the three month period ended March 31, 1998; (iii) an unaudited balance sheet (the "Reference Balance Sheet") as at December 31, 1997 (the "Reference Balance Sheet Date"); and (iv) an unaudited statement of operations (the "Reference Income Statement") and an unaudited statement of cash flows for the year then ended. Except as noted therein and except for normal year-end adjustments with respect to the partial year financial statements, all such financial statements are complete and correct, were prepared in accordance with GAAP consistently applied throughout the periods indicated and present fairly the financial position of the Company at such dates and the results of its operations and cash flows for the periods then ended, subject to such inaccuracies, if any, which are not material in nature or amount.

         (b) There are no liabilities, debts, obligations or claims against the Company or any of its subsidiaries of any nature (accrued, absolute or contingent, unasserted, known or unknown, or otherwise), except (i) as and to the extent reflected or reserved against on the Reference Balance Sheet; (ii) specifically described and identified as an exception to this paragraph in any of the Schedules delivered to Questron pursuant to this Agreement; (iii) those that are individually, or in the aggregate, not material and were incurred since the Reference


715586.5                                -9-

Balance Sheet Date in the ordinary course of business consistent with prior practice; or (iv) open purchase or sales orders or agreements for delivery of goods and services in the ordinary course of business consistent with prior practice.

         3.12 Books and Records. (a) Sellers and the Company have made and will make available for inspection by Questron all the books of account relating to business of the Company and its subsidiaries. Such books of account of the Company reflect all the material transactions and other material matters required to be set forth under GAAP applied on a consistent basis.

         (b) The minute books of the Company and its subsidiaries that have been made available to Questron for its inspection contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) of the Company and its subsidiaries and of their shareholders and accurately reflect all material transactions referred to in such minutes and consents in lieu of meetings. The stock books that have been made available to Questron for its inspection are true and complete in all material respects.

         3.13 Tax Matters. (a)  For purposes of this Agreement,

              (i) "Tax" or "Taxes" shall mean any federal, state, local, foreign or other taxes (including, without limitation, income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding or estimated taxes), fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties, additions to tax or additional amounts with respect to such items) relating to the income, operations or properties of the Company and its subsidiaries or the ownership thereof (by Sellers);

              (ii) "Pre-Closing Periods" shall mean all Tax periods ending on or before the Closing Date and, with respect to any Tax period that includes but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date;

              (iii) "Returns" shall mean all returns, declarations, reports, estimates, information returns and statements of any nature regarding Taxes for any Pre-Closing Period required to be filed by any Person and relating to the Company and its subsidiaries;

              (iv) "Code" shall mean the Internal Revenue Code of 1986, as amended; and


715586.5                                -10-

              (v) the term "Tax Deficiency" shall include a reduction in any net operating losses.

          (b)  In respect of the Pre-Closing Periods only,

                       (i) all Returns have been or will be timely filed when due in accordance with all applicable laws;

                      (ii) all Taxes shown on the Returns have been or will be timely paid when due;

                     (iii) the Returns completely, accurately, and correctly in all material respects reflect the facts regarding the income, properties, operations and status of any entity required to be shown thereon;

                      (iv) the charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to the income, properties or operations of the Company for any PreClosing Period as reflected on the books of the Company are adequate in all material respects to cover such Taxes;

                       (v) there are no agreements or consents currently in effect for the extension or waiver of the time (A) to file any Return or (B) for assessment or collection of any Taxes relating to the Company for any Pre-Closing Period, and no Person has been requested to enter into any such agreement or consent;

                      (vi) all Returns with respect to taxable years ending on or prior to December 31, 1994 have been examined by the relevant taxing authorities and closed, or are Returns with respect to which the applicable statute of limitations, after giving effect to any extensions and waivers, has expired;

                     (vii) all Taxes which the Company is required by law to withhold or collect have been in all material respects duly withheld or collected, and have been timely paid over to the appropriate governmental authorities to the extent due and payable;

                    (viii) there is no action, suit, proceeding, investigation, audit or claim currently pending, or to Sellers' knowledge, threatened, regarding any Taxes relating to the Company for any Pre-Closing Period;

                      (ix) all Tax Deficiencies which have been claimed, proposed or asserted against Sellers or, to Sellers' knowledge, any prior shareholder of the Company relating to ownership of stock in the Company or against the Company or any group of which the Company is now or was formerly a member have been fully paid or finally settled;


715586.5                              -11-

                       (x) no Person has executed or entered into a closing agreement pursuant to Code Section 7121 (or any comparable provision of state, local or foreign law) that is currently in force and determines the Tax liabilities of the Company;

                      (xi) there is no, and will not be any, agreement or consent made under Code Section 341(f) (or any comparable provision of state, local or foreign law) affecting the Company;

                     (xii) there are no liens for any Tax on the assets of the Company except liens which arise as a matter of law;

                    (xiii) there are no tax sharing agreements to which the Company is now or, to Seller's knowledge, ever has been a party;

                     (xiv) the Company is not a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G (or any comparable provision of state, local or foreign law);

                      (xv) the Company has not received any written notice of any reassessment and, to Sellers' knowledge, there are no proposed reassessments of any property owned or leased by the Company or any other proposals that would increase the amount of any Tax for which the Company could be liable;

                     (xvi) the Company has not agreed, and is not required, to make any adjustment under Code Section 481(a) (or any comparable provision of state, local or foreign law) by reason of a change in accounting method or otherwise; and

                    (xvii) no power of attorney is currently in effect, and no Tax ruling has been requested of any governmental authority, with respect to any Tax matter relating to the Company.

         3.14 Employee Matters. (a) Schedule 3.14 sets forth as of the date hereof the name, date of hire, current annual compensation rate (including bonus and commissions), title, current base salary rate and accrued bonus and vacation of each present employee of the Company and its subsidiaries; and a list of any employment, managerial, advisory, consulting, collective bargaining and severance agreements; employee confidentiality or other agreements protecting proprietary processes, formulae or information; any employee handbook(s) and written employment policies; any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended; any affirmative action plans; and each employee benefit or compensation plan, agreement or arrangement covering present or former employees, consultants or directors of the Company and its subsidiaries, including "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), stock purchase, stock option, fringe benefit, change in control, bonus and deferred compensation plans, agreements or funding arrangements


715586.5                                -12-

(collectively, the "Benefit Plans"), whether sponsored, maintained or contributed to by the Company or its subsidiaries.

          (b) For each Benefit Plan, except as set forth on Schedule 3.14, each of the following is true:

               (i) if such Benefit Plan is an employee pension benefit plan (as such term is defined in ERISA Section 3(2)) intended to qualify under the Code, is and since its inception has been so qualified and the Plan has received a favorable determination letter as to its qualification under the Code (or such a letter has been or will be applied for prior to expiration of the applicable remedial amendment period), and nothing has occurred, whether by action or failure to act, which could cause the loss of such qualification or which could result in material costs to the Company under the Internal Revenue Service's Closing Agreement Program, Voluntary Compliance Resolution Program or Administrative Policy Regarding Sanctions;

               (ii) the financial statements of the Company reflect in all material respects all employee liabilities arising under such Benefit Plan in a manner satisfying the applicable requirements (if any) of Statement of Financial Accounting Standards ("SFAS") Nos. 87, 88, 106 and 112;

               (iii) there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending, or to Sellers' knowledge, threatened, and to Sellers' knowledge, there are no facts which could give rise to any such material actions, suits or claims (other than routine claims for benefits in the ordinary course);

               (iv) none of the Sellers, the Company, its subsidiaries, nor any other party has, with respect to any such Benefit Plan, engaged in a prohibited transaction, as such term is defined in Code Section 4975 or ERISA Section 406, which could subject the Company or Questron to any Taxes, penalties or other material liabilities resulting from prohibited transactions under Code Section 4975 or under ERISA Sections 409 or 502(i);

               (v) all Benefits Plans are in compliance in all material respects with ERISA and the Code;

               (vi) all contributions and insurance premiums required as of the Closing Date have been paid;



715586.5                                -13-

               (vii) the execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereunder, will not (pursuant to any "change-of-control provision" or otherwise) result in any additional (or otherwise modify or accelerate any existing or contingent) obligation or liability (with respect to accrued benefits or otherwise) to any such Benefit Plan, to any employee or former employee of the Company and its subsidiaries; and

               (viii) the transactions contemplated by this Agreement will not result in the payment to any employee of the Company or its subsidiaries which is a "parachute payment" within the meaning of Section 280G of the Code; and

               (ix) Sellers have delivered to Questron current, accurate and complete copies of such Benefit Plan (including the plan document, trust agreement and other funding or insurance instruments relating thereto) and, to the extent applicable, copies of the most recent: (A) determination letter and any outstanding request for a determination letter; (B) Form 5500 with respect to the plan years ending in calendar years 1995, 1996 and 1997; (C) collective bargaining agreements or other such contracts; and (D) the general notification to employees of their "COBRA" rights under Code
     Section 4980B and ERISA Sections 601-609 and the form of letter(s) distributed upon the occurrence of a COBRA qualifying event for each Benefit Plan that is a "group health plan" as defined in Code Section 5000(b)(1) and ERISA Section 607(1).

          (c) Neither the Company nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") sponsors or maintains (and has not sponsored or maintained in the calendar years ending 1995, 1996 and 1997) an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or to the minimum funding requirements of Section 412 of the Code or Part 3 of Title I of ERISA.

          (d) Neither the Company nor any ERISA Affiliate contributes or is obligated to contribute (or in the past six years has been obligated to contribute) to a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA).

          (e) The Company and its subsidiaries have no employee welfare benefit plans (within the meaning of ERISA Section 3(1)) which provide benefits beyond termination of employment except as required by applicable law.

          (f) With respect to the Company and its subsidiaries, except as set forth on Schedule 3.14, each of the following is true in all material respects:

                       (i) each of the Company and its subsidiaries is in compliance with all applicable laws and agreements respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act, and there is no action, suit or legal, administrative, arbitration, grievance or other proceeding pending or, to Sellers' knowledge, threatened, or, to Sellers' knowledge, any investigation pending or threatened against the Company or any subsidiary relating to any employment matter, and, to Sellers' knowledge, no basis exists for any such action, suit or legal, administrative, arbitration, grievance or other proceeding or governmental investigation;

715586.5                                -14-

                      (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Sellers' knowledge, threatened against the Company or any subsidiary;

                     (iii) none of the employees of the Company or any subsidiary is a member of or represented by any labor union and, there are no attempts of whatever kind and nature being made to organize any of such employees;

                      (iv) without limiting the generality of paragraph (iii) above, no certification or decertification is pending or was filed within the past twelve months respecting the employees of the Company or any subsidiary and no certification or decertification petition is being or was circulated among the employees of the Company within the past twelve months;

                       (v) no agreement (including any collective bargaining agreement), arbitration or court decision, decree or order or governmental order which is binding on the Company or any subsidiary in any material way limits or restricts the Company or any subsidiary from relocating or closing any of its operations;

                      (vi) neither the Company nor any subsidiary has not experienced any organized work stoppage in the last five years; and

                     (vii) there are no administrative proceedings, lawsuits or complaints of discrimination (including but not limited to discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending or, to Sellers' knowledge, threatened, or to Sellers' knowledge, is any investigation pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court or is any complaint or internal investigation pending with regard to sexual or other harassment. There have been no audits of the equal employment opportunity practices or affirmative action practices of the Company or any subsidiary and, to Sellers' knowledge, no reasonable basis for any claim regarding such practices exists.

    3.15 Intellectual Property. Schedule 3.15 sets forth a list of all registered trademarks, trademark registrations and applications therefor, trade names, brand names, all service marks, service mark registrations and applications therefor, all registered trade dress rights, registrations and applications therefor, patents and patent applications, material registered copyrights, and applications therefor (including information as to expiration dates of all the foregoing where applicable) presently owned or used, in whole or in part, by the Company or any subsidiary or for which the Company or any subsidiary is licensed. Neither Sellers nor the Company nor any subsidiary are licensors in respect of any patents, trade secrets, inventions, shop rights, copyrights or applications therefor which are used in the business of the Company.

    3.16 Accounts Receivable. The accounts receivable appearing on the Reference Balance Sheet and all accounts receivable created since that date through the Closing

715586.5                                -15-

Date represent in all material respects and will in all material respects represent valid obligations owing to the Company, have arisen from bona fide transactions in the ordinary course of business and are fully collectible by the Company in the ordinary course of business, subject to the reserve for doubtful accounts appearing on the Reference Balance Sheet.

    3.17 Inventory. Except as set forth on Schedule 3.17, the inventories of raw materials, in-process and finished products of the Company are in good condition, conform in all material respects with the Company's applicable specifications and warranties, are not obsolete, and are saleable as of the date hereof at values not less than the book value amounts thereof. Adequate reserves have been provided for inventory obsolescence and the values at which such inventories are carried are in accordance with GAAP consistently applied.

    3.18 No Material Change. Since the Reference Balance Sheet Date, there has been no material adverse change in the financial condition, assets, liabilities (contingent or otherwise), results of operations or business of the Company and its subsidiaries.

    3.19 Absence of Change or Event. Except as set forth on Schedule 3.19, since the Reference Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice and has not:

    (a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, in excess of $25,000 in the aggregate, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

    (b) mortgaged, pledged or subjected to lien, restriction or any other Encumbrance any of the property, businesses or assets, tangible or intangible, of the Company, except for purchase money liens;

    (c) sold, transferred, leased to others or otherwise disposed of any of its assets (or committed to do any of the foregoing), including the payment of any loans owed, or the making of any loans, to any officer, director, shareholder or other affiliate of the Company, except for inventory sold to customers or returned to vendors and payments to any non-affiliates on account of accounts payable or scheduled payments in respect of indebtedness for money borrowed disclosed on the Reference Balance Sheet or in the Schedules, or canceled, waived, released or otherwise compromised any debt or claim other than in the ordinary course of business, or any material right;

    (d) suffered any damage, destruction or loss (whether or not covered by insurance) in an amount greater than $25,000;

    (e) made or committed to make any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

715586.5                                -16-

    (f) instituted or threatened any litigation, action or proceeding before any court, governmental or regulatory body, administrative agency or arbitrator relating to it or its property;

    (g) issued, authorized for issuance or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company, or declared or paid any dividend or made any other payment or distribution in respect of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or any option, warrant or other right to acquire such capital stock;

    (h) increased the compensation of any officer, director, employee or agent of the Company, directly or indirectly, including by means of any bonus, pension plan, profit sharing, deferred compensation, savings, insurance, retirement, or any other employee benefit plan, except in the case of any employee whose annual base compensation is less than $50,000;

    (i) materially changed any of its business or accounting accrual practices, including, without limitation, the amount of promotional or advertising expenditures, investments, marketing, pricing, purchasing, production, personnel, sales, returns or budgets, accounts receivable or inventory reserves, or otherwise changed its policies with respect thereto;

    (j) made or changed any election concerning Taxes or Tax Returns, changed an annual accounting period, adopted or changed any accounting method, filed any amended Return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment or surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan;

    (k) allowed any Permit (as hereinafter defined) relating to the business of the Company to lapse or terminate;

    (l) materially amended or terminated or received any threat (not subsequently withdrawn) to terminate, any Contract (as hereinafter defined);

    (m) amended its articles of incorporation or bylaws or merged with or into or consolidated with any Person, subdivided, combined or in any way reclassified any shares of its capital stock, or changed or agreed to change the rights of its capital stock or the character thereof; or

    (n) engaged in any other material transaction other than in the ordinary course of business;

    3.20 Compliance With Law. Except as set forth on Schedule 3.20, the operations and activities of the Company and its subsidiaries have complied and are in compliance in all respects with all applicable federal, state, local and foreign laws, statutes, rules, regulations, judicial and administrative decisions and consents, judgments, orders,

715586.5                                -17-
awards, writs and decrees of any court, governmental or regulatory body, administrative agency or arbitrator, including, without limitation, health and safety statutes and regulations and all environmental laws, including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the environmental laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, the failure of which could have a Material Adverse Effect on the Company.

    3.21 Contracts and Commitments. Schedule 3.21 sets forth each written contract or agreement involving a liability or obligation of the Company or any subsidiary equal to or in excess of $10,000 and outstanding as of the date hereof to which the Company is a party, other than ordinary course of business purchase orders.

          (b)  Except as set forth on Schedule 3.21:

                       (i) Each of the agreements set forth on such Schedule (the "Contracts") was entered into in a bona fide transaction in the ordinary course of business, is valid and binding on the Company (assuming due authorization, execution and delivery thereof by the other parties thereto) and is in full force and effect and, upon consummation of the transactions contemplated hereby, will continue in full force and effect without penalty. Sellers have heretofore delivered to Questron complete and correct copies of the Contracts. There is not under any Contract: (A) any existing material default by the Company or, to Sellers' knowledge, by any other party thereto, or (B) any event which, after notice or lapse of time or both, would constitute a material default by the Company or, to Sellers' knowledge, by any other party, or result in a right to accelerate, suspend or terminate or result in a loss of rights of the Company;

                      (ii) No purchase contracts (other than inventory purchase commitments) of the Company continue for a period of more than 12 months; and

                     (iii) Neither the Company nor any subsidiary has any material liability or material obligation with respect to the return of inventory or merchandise in the possession of distributors, customers or other Persons.

          3.22 Insurance. (a) Schedule 3.22 sets forth (i) the policies of insurance presently in force and, without restricting the generality of the foregoing, those covering the Company's public and product liability and its personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy the name of the insurer, type of coverage, term of policy, limits of liability and annual premium; (ii) the Company's premiums, deductibles and losses in excess of $25,000, by year, by type of coverage, for the calendar years 1995, 1996 and 1997 based on information received from the Company's insurance carrier(s); (iii) all outstanding insurance claims in excess of $10,000 by the Company for damage to or loss of property or income which have been referred to insurers or which Sellers believe to be covered by commercial insurance; (iv) general comprehensive

715586.5                                -18-
liability policies carried by the Company for the calendar years 1995, 1996 and 1997, including excess liability policies; and (v) any agreements, arrangements or commitments by or relating to the Company under which the Company indemnifies any other Person or is required to carry insurance for the benefit of any other Person. Sellers have heretofore delivered to Questron complete and correct copies of the policies and agreements set forth on Schedule 3.22.

          (b) The insurance policies set forth on Schedule 3.22 are in full force and effect, all premiums which are due with respect thereto covering all periods up to and including the date of the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and all agreements to which the Company is a party; are valid, outstanding and enforceable policies; will remain in full force and effect through the respective dates set forth on Schedule 3.22; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to the respective assets or operations of the Company, nor has any such coverage been limited, by any insurance carrier to which the Company has applied for any such insurance or with which the Company has carried insurance during the calendar years 1995, 1996 and 1997.

          3.23 Affiliate Interests. No payments other than compensation payments during calendar years 1995, 1996 and 1997, or during 1998 to date, have been made by the Company to any officer, director or shareholder of the Company.

          (b) Except as set forth on Schedule 3.23, no shareholder, officer or director of the Company or any subsidiary or affiliate of any Seller (in each case, or any family member thereof) (i) has any interest, directly or indirectly, in any property, real or personal, tangible or intangible, including without limitation, inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any subsidiary, (ii) owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of companies which are publicly held and traded), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of the Company or any subsidiary, or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any subsidiary, except for claims arising in the ordinary course of business arising from such Person's employment with the Company and indebtedness described in Section 6.7 hereof.

          3.24 Customers, Suppliers, Distributors, Etc. (a) Except as set forth on Schedule 3.24(a) and except for the loss of such other customers that will not have a Material Adverse Effect on the Company, no supplier, customer, distributor or sales representative of the Company has canceled or otherwise terminated, or made any written threat to the Company or to any of their affiliates to cancel or otherwise terminate, for any reason, including the consummation of the transactions contemplated hereby, its relationship with the Company. Except as set forth on Schedule 3.24(a) and except for the loss of such relationship that will not

715586.5                                -19-
have a Material Adverse Effect on the Company, to Sellers' knowledge no such supplier, customer, distributor or sales representative intends to cancel or otherwise terminate its relationship with the Company. Notwithstanding the foregoing, Sellers do not make any representations as to the success of the future sales of the Company after Closing, specifically, the amount or existence of any future sales, orders or business relationships from, with or through any customer, supplier, distributor or sales representative; however, Sellers represent and warrant that they have no knowledge of and are not aware of any facts or circumstances that would adversely impact the Company's future sales, orders, or business relationships from, with or through any customer, supplier, distributor or sales representative.

          (b) Schedule 3.24(b) sets forth by dollar volume for the 1998 year to date the 10 largest customers of the Company.

          3.25 Environmental Matters. (a) For the purposes of this Section the following terms shall have the following meanings: (i) the term "Hazardous Material" shall mean any material or substance that, whether by its nature or use, is now or hereafter defined, determined or identified as a hazardous material, hazardous waste, hazardous substance, toxic substance, pollutant or contaminant under any Environmental Law, or which is toxic, explosive, corrosive, ignitable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or is harmful to human health or the environment, or which is or contains petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product; (ii) "Environmental Laws" shall collectively mean all present and future federal, state and local laws, statutes, ordinances, rules, regulations, orders, codes, licenses, permits, decrees, judgments, directives, guidelines, standards or the equivalent of or by any governmental authority and relating to or addressing the protection of the environment or human health (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 9601 et seq.), and the regulations adopted and publications promulgated pursuant thereto); and (iii) the term "governmental authority" shall mean the Federal government, or any state or other political subdivision thereof, or any agency, court or body of the Federal government, any state or other political subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative functions.

          (b) Except as set forth in Schedule 3.25, Sellers warrant and represent that: (i) neither the Company nor, to the best of Sellers' knowledge, any prior owner or any user or tenant or operator of the Real Property, has generated, stored, treated, disposed of, used, caused to be used, or permitted the use of Hazardous Materials in, on or about the Real Property in violation of Environmental Laws; (ii) the Company is in compliance with all applicable Environmental Laws; (iii) the Company has secured all permits, licenses, authorizations, registrations and approvals necessary for the storage, use or handling of Hazardous Materials and is in compliance therewith; (iv) there are no pending claims by any governmental authority or any other person in respect of Environmental Laws affecting the Company or the Real Property and neither Sellers nor the Company has received any notice of any violations of any Environmental Laws or has received any warning notices, administrative

715586.5                                -20-
complaints, judicial complaints or other formal or informal notices from any person alleging that the Company or conditions on the Real Property are, or may be, in violation of any Environmental Laws; (v) there is not now, nor, to the best of Sellers' knowledge, has there ever been, any disposal, discharge or other type of release on property adjacent to or near the Real Property or to the surface or ground water flowing to the Real Property which may constitute a risk of contamination to the Real Property; and (vi) no releasing, emitting, discharging, leaching, dumping or disposing of any Hazardous Material by the Company or from the Real Property has occurred at, into, onto or under any other property which may give rise to liability under any Environmental Law.

          3.26 Absence of Questionable Payments. Except as set forth on Schedule 3.26, neither the Company nor, to Sellers' knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Neither the Company nor, to Sellers' knowledge, any current director, officer, agent, employee or other Person acting on behalf of the Company has accepted or received any unlawful contributions, payments, gifts or expenditures.

          3.27 Investment Intent.  Each of the Accredited Investor Sellers

          (a) represents and warrants that (i) the Initial Questron Common Stock, and (ii) the Deferred Questron Common Stock (the securities describes in clauses (i), and (ii) being herein referred to collectively as, the "Securities") are being acquired as an investment and not with a view to the distribution thereof;

          (b) understands that none of the Securities have been registered under the Act, in reliance on an exemption therefrom, and that none of the Securities have been approved or disapproved by the United States Securities and Exchange Commission or by any other Federal or state agency;

          (c) understands that none of the Securities can be sold, transferred or assigned unless registered by Questron pursuant to the Act and any applicable state securities laws, or unless an exemption therefrom is available (including, without limitation, sales of securities made in accordance with Rule 144 promulgated under the Act), and, accordingly, it may not be possible for any Accredited Investor Seller to liquidate its investment in the Securities, and agrees not to sell, assign or otherwise transfer or dispose of the Securities unless such Securities have been so registered or an exemption from registration is available;

          (d) acknowledges that all documents, records and books pertaining to Questron and its business (including, but not limited to, the following documents which have been provided to, and reviewed by, each of Accredited Investor Seller: (a) Questron's Annual Report on Form 10-KSB for the year ended December 31, 1997, (b) Questron's Quarterly Report on Form 10-QSB for the period ended March 31, 1998, (c) Questron's Proxy

715586.5                                -21-

Statement, dated May 5, 1998, relating to its 1998 Annual Meeting of Shareholders), and (d) Questron's Form 8-K and Form 8-K/A dated October 7, 1997 and December 5, 1997, respectively, have been made available to the Accredited Investor Sellers and the Accredited Investor Sellers' attorney and/or accountant and/or representative. Each Accredited Investor Seller has had an opportunity to ask questions and receive answers from Questron concerning the business and assets of Questron and all such questions have been answered to the full satisfaction of the Accredited Investor Sellers; and

          (e) is an accredited investor, as that term is defined in Regulation D under the Act.

          3.28 Disclosure. No representations or warranties by Sellers and the Company in this Agreement, including the Exhibits and the Schedules, and no statement contained in any document (including, without limitation, the financial statements, certificates and other writings furnished or to be furnished by Sellers or the Company to Questron or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby), contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. There is no fact known to the Sellers which has a Material Adverse Effect on the Company which has not been set forth in this Agreement, including any Exhibit or Schedule, the financial statements referred to in Section 3.11 (including the footnotes thereto), any schedule, exhibit, or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Sellers or the Company in connection with the transactions contemplated by this Agreement.

          (b) Sellers have furnished or caused to be furnished to Questron complete and correct copies of all agreements, instruments and documents set forth in the Schedules. Each of the Schedules is true, complete and correct.


                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF QUESTRON

                Questron represents and warrants to Sellers that:

          4.1 Organization. Questron is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. Questron has all requisite corporate power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a Material Adverse Effect on Questron.

715586.5                                -22-

          4.2 Corporate Authority. Questron has full corporate power and authority to enter unto this Agreement and all other agreements contemplated by this Agreement to which it is party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Questron of this Agreement and all other agreements contemplated by this Agreement to which it is party have been duly authorized by all requisite corporate action. This Agreement has been, and each of the other agreements contemplated by this Agreement to which it is party will be as of the Closing Date, duly executed and delivered by Questron, and (assuming due execution and delivery by Sellers and the Company) this Agreement constitutes, and each of such other agreements when executed and delivered will constitute, a valid and binding obligation of Questron, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

          4.3 No Violation. Questron is not subject to or bound by any provision of:

          (a) any law, statute, rule, regulation or judicial or administrative decision,

          (b) any certificate of incorporation or by-laws,

          (c) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction, or

          (d) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator,

that would prevent or be violated by, or under which there would be a default as a result of, the execution, delivery and performance by Questron of this Agreement and the consummation of the transactions contemplated hereby. No consent, approval or authorization of or declaration or filing with any Person is required for the valid execution, delivery and performance by Questron of this Agreement and the consummation of the transactions contemplated hereby.

          4.4 Investment Intent. Questron is acquiring the Shares for its own account for investment and not with a view to any distribution thereof.

          4.5 Due Execution. This Agreement has been duly executed and delivered by Questron and (assuming due execution and delivery by the Sellers and the Company) the Agreement constitutes, and (assuming due execution and delivery by each party thereto other than Questron) the Employment Agreements and all other agreements to be executed and delivered by Questron pursuant to this Agreement will constitute, valid and binding obligations of Questron, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

715586.5                                -23-

          4.6 Questron Common Stock. All shares of Questron Common Stock delivered to Accredited Investor Sellers pursuant to this Agreement, when issued as contemplated hereby, will be duly authorized, fully paid and non-assessable.


                                    ARTICLE 5

                       CERTAIN COVENANTS AND AGREEMENTS OF
                        SELLERS, THE COMPANY AND QUESTRON

       5.1 Conduct of Business Prior to the Closing Date. Sellers and the Company agree that, between the Effective Date and the Closing Date:

          (a) Except as contemplated by this Agreement or permitted by written consent of Questron, Sellers shall cause the Company to operate its business only in the ordinary course consistent with prior practice and not to:

                       (i) declare or pay any dividends, make any distributions to shareholders or undertake any similar transactions affecting the capital of the Company, except for distributions lawfully declared and paid to stockholders of the Company;

                      (ii) sell or dispose of any assets of the Company other than the sale of inventory in the ordinary course of business and dispositions of immaterial assets;

                     (iii) take any action of the nature referred to in Section 3.19, except as permitted therein;

                      (iv) change the Company's banking or safe deposit arrangements;

                       (v) cause or permit indebtedness (which for purposes of this clause (v) shall be deemed to exclude trade payables consisting of accounts payable, deferred taxes and accrued expenses) of the Company to exceed $250,000 in the aggregate; or

                      (vi) except as my be required by law, take any action to amend or terminate any Employee Benefit Plan or adopt any other plan, program, arrangement or practice providing new benefits or compensation to its employees.

          (b) Sellers shall use their best efforts to conduct the business of the Company in a manner consistent with past business practices; to preserve the business organization of the Company intact; to keep available to Questron the services of the present officers and employees of the Company; to preserve for Questron the good will of the Company's suppliers, customers, distributors, sales representatives and others having business relations with the Company; and to inform Questron of, and consult with Questron on, any key decisions involving any capital expenditure in excess of $50,000.

715586.5                                -24-

          (c) Sellers shall cause the Company to maintain in force the insurance policies referred to on Schedule 3.22 or insurance policies providing the same or substantially similar coverage; provided, however, that the Sellers will notify Questron prior to the expiration of any of such insurance policies.

          (d) Except as contemplated by this Agreement or permitted by written consent of Questron, no plan, fund, or arrangement disclosed or required to be disclosed has been or will be:

                       (i) terminated by the Company other than for expiration of its terms;

                      (ii) except as required by law, amended in any manner which would directly or indirectly increase the benefits accrued in a material amount, by any participant thereunder; or

                     (iii) except as required by law, amended in any manner which would materially increase the cost to Questron of maintaining such plan, fund or arrangement.

          (e) Sellers and the Company shall give Questron prompt notice of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty of Sellers of which Sellers have knowledge, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of Sellers contained in this Agreement.

          5.2 Tax Covenants. (a) Sellers shall timely cause to be prepared and filed by the Company all Returns of the Company relating to Pre-Closing Periods and shall timely pay, or cause to be paid by the Company, when due all Taxes relating to such Returns. Such Returns shall be prepared or completed in a manner consistent with prior practice of Sellers and the Company with respect to Returns concerning the income, properties or operations of the Company (including elections and accounting methods and conventions), except as otherwise required by law or regulation or otherwise agreed to by Questron prior to the filing thereof, subject to the proviso of the preceding sentence.

          (b) Questron and Sellers shall cooperate with each other in responding to any audit or proceeding relating to any Returns (including any proceeding relating to the Company for Pre-Closing Periods). Notwithstanding anything to the contrary contained or implied in this Agreement, (i) without the prior written approval of Questron (which shall not be unreasonably withheld or delayed), neither Sellers nor any affiliate thereof shall agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such audit or proceeding, or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement shall materially affect the Tax liability of Questron, any of its affiliates or the Company (including, but not limited to, the imposition of Tax deficiencies, the material reduction of asset basis or cost adjustments, the lengthening of any amortization or

715586.5                                -25-
depreciation periods, the denial of material amortization or depreciation deductions, or the material reduction of loss or credit carry-forwards).

          (c) Questron shall promptly notify the Sellers upon receipt by Questron, any affiliate of Questron or the Company of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company, in each case for Pre-Closing Periods only, so long as Pre-Closing Periods remain open; provided, however, that failure by Questron to comply with this Section 5.2(c) shall not affect Questron's right to indemnification relating to Taxes if such failure does not prejudice the rights of Sellers. Sellers shall promptly notify Questron upon receipt by any Seller or any affiliate thereof of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company, in each case for Pre-Closing Periods only.

          (d) Neither Sellers nor any affiliate of any Seller shall, without the prior written consent of Questron, file, or cause to be filed, any amended Tax return or claim for Tax refund, with respect to the Company, to the extent that any such filing shall materially affect the Tax liability of Questron, any of its affiliates or the Company (including, but not limited to, the imposition of Tax deficiencies, the material reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of material amortization or depreciation deductions, or the material reduction of loss or credit carry-forwards).

          (e) Any and all powers of attorney relating to Tax matters concerning the Company shall be terminated as to the Company on or prior to the Closing Date and shall have no further force or effect.

          (f) After the Closing Date, Questron and Sellers shall provide each other, and Questron shall cause the Company to provide Sellers, with such cooperation and information relating to the Company as either party reasonably may request in (A) filing any Tax return, amended return or claim for refund,
(B) determining any Tax liability or a right to refund of Taxes, (C) conducting or defending any audit or other proceeding in respect of Taxes or (D) effectuating the terms of this Agreement. The parties shall retain, and Questron shall cause the Company to retain, all returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitation (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered and delivered to Sellers or Questron, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section
5.2 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax return, amended return, or claim for refund, determining any Tax liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, neither Sellers nor Questron, nor any of their affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 5.2(f).

715586.5                                -26-

          (g) Questron shall have received from each Seller, on or before the Closing Date, an affidavit to the effect that Seller is not a "foreign person" within the meaning of Code Section 1445. If, on or before the Closing Date, Questron shall not have received such affidavit from any Seller, Questron may withhold from the Initial Cash Consideration payable at the Closing to such Seller pursuant hereto such sums as are required to be withheld therefrom under
Section 1445 of the Code.

          (h) Sellers shall be liable for, and shall pay when due, (i) any transfer, gains, documentary, sales, use, registration, stamp, value added or other similar Taxes payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Shares hereunder, and (ii) other Taxes imposed on Sellers or any former shareholder of the Company for which Questron or the Company is held liable. Other than in the case of Returns and other documentation that are required to be filed by the Company, which relate to Tax periods commencing on or after the Closing Date, Sellers shall, at their own expense, file all necessary Tax returns and other documentation with respect to all such Taxes.

          5.3 Expenses and Finder's Fees. Questron and Sellers will bear their own expenses in connection with this Agreement and its performance. Sellers, on the one hand, and Questron, on the other hand, each represent and warrant to the other that the negotiations relative to this Agreement and the transactions contemplated hereby have been carried on in such a manner as not to give rise to any valid claims against the other party or the Company for a brokerage commission, finder's fee or other like payment.

          5.4 Access to Information and Confidentiality. Sellers and the Company agree that until the Closing, Questron may conduct such reasonable investigation with respect to the business, business prospects, assets, liabilities (contingent or otherwise), results of operations, employees and financial condition of the Company as will permit Questron to evaluate the transactions contemplated by this Agreement. Until the Closing, Sellers shall afford Questron reasonable access to the premises, books, records and business affairs of the Company (and, to the extent directly relating thereto, of Sellers) for purposes of conducting such investigation and, promptly after the end of each month (without demand or notice), shall furnish Questron with copies of an unaudited balance sheet as of the end of such month and unaudited statements of income and cash flows for such month, in each case prepared consistent with the standards set forth in the second sentence of Section 3.11(a). Unless and until the transactions contemplated herein have been consummated, each of Questron and the Sellers shall maintain all confidential information received from the other in connection with its evaluation of the transactions contemplated by this Agreement (the "Confidential Information") in strict confidence, and shall take all precautions necessary to prevent disclosure, access to, or transmission of the Confidential Information, or any part thereof, to any third party. Each of Questron and the Sellers may make limited disclosure of Confidential Information to its representatives and to such other persons as need to know for the purpose of preparing for and negotiating this Agreement and in connection with the consummation of the purchase and sale contemplated hereby, including arranging Questron's financing in connection with the purchase, provided such persons are informed of and bound by Questron's confidentiality

715586.5                                -27-
obligations hereunder. In the event the Closing does not occur for any reason, each of Questron and the Sellers shall, promptly upon the other's request, return all copies and recordings of the Confidential Information in its possession or under its control and delete all records thereof in any data storage system maintained by it. For the purposes of this Section 5.4, Confidential Information shall not include information which (a) the holder can reasonably demonstrate was already in the holder's possession, provided that such information is not known by the holder to be subject to another confidentiality agreement with, or other obligation of secrecy to another party,
(b) becomes generally available to the public other than as a result of a disclosure by the holder or the holder's directors, officers, employees, agents or advisors, (c) becomes available to the holder on a non-confidential basis from a source other than Seller or its advisors, provided that such source is not known by the holder to be bound by a confidentiality agreement with, or other obligation of secrecy to another party or (d) relates to the Company and is acquired pursuant to and in accordance with this Agreement. Nothing contained in this Section 5.4 or otherwise shall prohibit the holder from making disclosure of Confidential Information to the extent required by law, rule or regulation, provided that the holder shall give the other prior notice as to the nature of the required disclosure so as to provide the other the opportunity to challenge the need for such disclosure.

          5.5 No Solicitation. Sellers and the Company shall not, and each shall direct their respective affiliates, representatives and agents and the Company's officers and employees, not to, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any non-public information to, any Person concerning any merger, sales of substantial assets, sales of shares of capital stock or similar transactions involving the Company or enter into any agreement with respect thereto. Sellers will promptly communicate to Questron the terms of any proposal which it may receive in respect of all such transactions prohibited by the foregoing.

          5.6 Press Releases. Except as required by law or stock exchange regulation, any public announcements by the Company or the Sellers regarding the transactions contemplated hereby shall be made only jointly with Questron.

          5.7 Transitional Assistance. Sellers shall reasonably cooperate with and assist Questron in the orderly transfer of the business of the Company after the Closing Date. Such cooperation and assistance shall include, but not be limited to, the physical transfer of any books, records and computer software of the Company.

          5.8 Conditions. Sellers shall use their best efforts to fulfill or cause the fulfillment of the conditions set forth in Article 6. Questron shall use its best efforts to fulfill or cause the fulfillment of the conditions set forth in Article 7.

715586.5                                -28-

                                    ARTICLE 6

                        CONDITIONS PRECEDENT OF QUESTRON

       Questron need not consummate the transactions contemplated by this Agreement unless the following conditions shall be fulfilled or waived:

          6.1 Representations and Warranties. Except as otherwise contemplated or permitted by this Agreement, (a) the representations and warranties of Sellers contained in this Agreement and in any certificate or document delivered to Questron pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true in all material respects as of such date, and (b) Sellers shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by Sellers prior to or on the Closing Date, and Questron shall have been furnished with certificates of the Sellers, dated the Closing Date, certifying to the effect of clauses (a) and (b) of this Section 6.1.

          6.2 Due Diligence. Questron shall have satisfactorily completed, to its sole satisfaction, its due diligence investigation of the Company.

          6.3 Opinion of Counsel. Questron shall have been furnished with an opinion dated the Closing Date of Ramsey & Dismuke, P.C., counsel for Sellers and the Company, in form and substance reasonably acceptable to Questron.

          6.4 No Actions. No action, suit, or proceeding before any court or governmental or regulatory authority shall be pending, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against Questron, Sellers, the Company or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

          6.5 Consents. All consents of third parties, including, without limitation, governmental authorities and non-governmental self-regulatory agencies, and all filings with and notifications of governmental authorities, regulatory agencies (including non-governmental self-regulatory agencies) or other entities which regulate the business of Questron, Sellers or the Company necessary on the part of Questron, Sellers or the Company, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and to permit the continued operation of the respective businesses of Questron and the Company in substantially the same manner immediately after the Closing Date as theretofore conducted, other than routine post-closing notifications or filings, shall have been obtained or effected.

715586.5                                -29-

          6.6 Employment Agreement. Malcolm Tallmon shall have executed and delivered an Employment Agreement substantially in the form attached hereto as Exhibits A(together with the "Restrictive Letter" and any other exhibits attached thereto, the "Employment Agreement").

          6.7 Outstanding Shareholder Loans. Any outstanding loans from or guarantees by the Company to or for the benefit of any Seller shall have been satisfied and discharged or otherwise have terminated or been canceled, and Sellers and the Company shall have delivered to Questron satisfactory evidence thereof.

          6.8 Financing. Questron shall have obtained bank or other debt financing on terms reasonably satisfactory to it.

          6.9 Minimum Net Worth. Questron shall have received Seller's certificate certifying the Company's net worth as of the Closing Date. The Company shall have a minimum net worth, as of the Closing Date, of not less than $3,250,000.

          6.10 Material Adverse Change. There shall have been no material adverse change in the financial conditions, assets, liabilities (contingent or otherwise), results of operations or business of the Company.

          6.11 Insurance. At or prior to Closing the Company shall have purchased a $10,000,000 liability umbrella insurance policy for the Company, the terms of which shall be reasonably acceptable to Questron. Such policy shall include, but shall not be limited to, products liability coverage and shall name Questron as an additional insured.

          6.12 Lease Agreements. The Company shall have executed lease agreements for each of the properties identified on Schedule 6.12 with each of the respective lessors of the properties (the "Lease Agreements"). The Lease Agreements shall be in form and substance reasonably acceptable to Questron and the Company.


                                    ARTICLE 7

                         CONDITIONS PRECEDENT OF SELLERS

          Sellers need not consummate the transactions contemplated hereby unless the following conditions shall be fulfilled:

          7.1 Representations and Warranties. Except as otherwise contemplated or permitted by this Agreement, (a) the representations and warranties of Questron contained in this Agreement or in any certificate or document delivered to Sellers pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects, and (b) Questron shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by it

715586.5                                -30-
prior to or on the Closing Date, and the Sellers shall have been furnished a certificate of an appropriate officer of Questron, dated the Closing Date, certifying to the effect of clauses (a) and (b) of this Section 7.1.

          7.2 No Actions. No action, suit, or proceeding before any court, governmental or regulatory authority, administrative agency or arbitrator shall be pending, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any Person shall have been threatened, against Sellers seeking to restrain, prevent, or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

          7.3 Consents. All consents of third parties including, without limitation, governmental authorities, and non-governmental self-regulatory agencies, and all filings with and notifications of governmental authorities, regulatory agencies (including non-governmental self-regulatory agencies) or other entities which regulate the business of Sellers, necessary on the part of Sellers, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than routine post-closing notifications or filings, shall have been obtained or effected.

          7.4 Employment Agreement. Questron shall have caused the Employment Agreement to be duly executed and delivered by the Company.

          7.5 Opinion of Counsel. The Seller shall have been furnished with an opinion, dated the Closing Date, of Battle Fowler LLP, counsel to Questron, in form and substance reasonably satisfactory to Sellers.

          7.6 No Material Adverse Change. There shall have been no material adverse change in the financial condition, assets, liabilities (contingent or otherwise), results of operations or business of Questron and its subsidiaries, taken as a whole.

          7.7 Lease Agreements. The Company shall have executed the Lease Agreements, which shall be inform and substance reasonably acceptable to the landlords of the leased properties.


                                    ARTICLE 8

                                 INDEMNIFICATION

          8.1 Indemnification by Sellers. Effective only from and upon the occurrence of the Closing, and subject to Section 8.3 and Section 9.1 below, each of the Sellers hereby agrees to jointly and severally defend, indemnify and hold harmless Questron and the Company and their respective successors, assigns and affiliates (collectively, the "Questron Indemnitees") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees (both those

715586.5                                -31-
incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision), including, without limitation, Environmental Liabilities and Costs (collectively, "Questron Losses"), caused by, resulting from or arising out of:

          (a) (i) breaches of representation or warranty under this Agreement on the part of any Seller; and (ii) failures by any of the Sellers to perform or otherwise fulfill any undertaking or other agreement or obligation under this Agreement;

          (b) any and all Taxes imposed on the Company (including, without limitation, Taxes relating to the Tax liability of Sellers to the extent any governmental authority seeks to impose such Taxes on the Company) for, or relating to, all Pre-Closing Periods to the extent the charges, accruals and reserves therefor as reflected on the books of the Company as of the date of the Closing are inadequate to cover such Taxes;

          (c) any liabilities of the Company arising out of the operations of the Company's business, or any facts, circumstances or events existing or occurring prior to the Closing Date, including, without limitation, any product liability claim with respect to any products, goods or services distributed or sold prior to the Closing Date; and

          (d) any and all actions, suits, proceedings, claims, demands, incident to any of the foregoing or such indemnification;

provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted in respect of which a Questron Indemnitee proposes to demand indemnification ("Questron Indemnified Claims"), Questron or such other Questron Indemnitee shall promptly notify the Sellers thereof, provided further, however, that the failure to so notify the Sellers shall not reduce or affect Sellers' obligations with respect thereto except to the extent that Sellers are materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, the Sellers shall have the right promptly upon receipt of such notice (after acknowledging responsibility for such Questron Indemnified Claim) to assume the control of the defense, compromise or settlement of any such Questron Indemnified Claims (provided that any compromise or settlement must be reasonably approved by Questron), including, at its own expense, employment of counsel reasonably satisfactory to Questron; provided, however, that if the Sellers shall have exercised their right to assume such control, Questron may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by the Sellers) in any such matter. So long as the Sellers are contesting any such Questron Indemnified Claim in good faith, Questron and each other Questron Indemnitee shall not pay or settle any such Questron Indemnified Claim. Questron shall have the right to offset any Questron Indemnified Claims and/or Questron Losses against the 1999 Deferred Purchase Price.

          8.2 Indemnification by Questron. Questron hereby agrees to defend, indemnify and hold harmless Sellers and their respective successors, assigns and affiliates (collectively, "Seller Indemnitees") from and against any and all losses, deficiencies, liabilities,

715586.5                                -32-
damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, "Seller Losses"), resulting from or arising out of:

          (a) (i) breaches of representation and warranty hereunder on the part of Questron and (ii) failures by Questron to perform or otherwise fulfill any undertaking or agreement or obligation hereunder;

          (b) any liabilities of the Sellers arising out of the operations of the Company's business, or any facts, circumstances or events existing or occurring after the Closing Date, including, without limitation, any product liability claim with respect to any products goods or services distributed or sold after the Closing Date; and

          (c) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing or such indemnification;

provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted in respect of which a Seller Indemnitee proposes to demand indemnification ("Seller Indemnified Claims"), Seller or such other Seller Indemnitee shall notify Questron thereof, provided further, however, that the failure to so notify Questron shall not reduce or affect Questron's obligations with respect thereto except to the extent that Questron is materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, Questron shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any such Seller Indemnified Claims (provided that any compromise or settlement must be reasonably approved by Seller) including, at its own expense, employment of counsel reasonably satisfactory to Seller; provided, however, that if Questron shall have exercised its right to assume such control, Seller may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by Questron) in any such matter. So long as Questron is contesting any such Seller Indemnified Claim in good faith, Seller or such other Seller Indemnitees shall not pay or settle any such Seller Indemnified Claim.

          8.3 Limitation on Liability. (a) With respect to any Questron Losses that become Questron Losses from and after January 1, 1999 and are caused by or resulting from or arising out of the items set forth in clauses (a), (c) and (to the extent applicable to clauses (a) and (c)) clause (d) of Section 8.1, the Sellers shall not have to pay any liability for any Questron Losses arising from any single Questron Indemnified Claim until the Questron Losses resulting from such claim exceed $50,000, and, in such event, the Sellers shall not be liable for (x) the first $50,000 of such Questron Losses or (y) any Questron Losses from any single claim that do not exceed $50,000 (the "Deductible") and shall only be liable for the Questron Losses related to such claim in excess of $50,000, provided, that, the foregoing limitation shall no longer apply at such time as the aggregate Deductible accrued pursuant to this Section 8.3(a) equals $250,000. In no event shall the Sellers be required to pay to Questron any amounts constituting the Deductible up to $250,000.

715586.5                                -33-

          (b) Notwithstanding anything herein to the contrary, the limitation set forth in Section 8.3(a) above shall not apply to any Questron Losses caused by or resulting from or arising out of the items set forth in clause (b) and (to the extent applicable to clause (b)) clause (d) of Section 8.1.

          (c) Except for Questron Losses caused by or resulting from or arising out of the items set forth in clause (b) and (to the extent applicable to clause
(b)) clause (d) of Section 8.1, the aggregate liability of the Sellers under this Article 8 shall not exceed the aggregate amount of consideration received by the Sellers as 1999 Deferred Purchase Price.

          (d) The aggregate liability of Questron with respect to Seller Losses caused by or resulting from or arising out of the items set forth in clause (a) and (to the extent applicable to clause (a)) clause (c) of Section 8.2 shall not exceed the value of the Initial Questron Common Stock and the Deferred Questron Common Stock, which value shall be based on the last reported sales price of the subject Questron Common Stock on the date the subject Questron Common Stock was issued to the Sellers.

          8.4 Adjustments to 1999 Deferred Purchase Price. The 1999 Deferred Purchase Price shall be subject to adjustment as provided in this Section 8.4. In the event that the Sellers are liable for any Questron Losses pursuant to Sections 8.1 and 8.3 that are determined prior to the payment of the 1999 Deferred Purchase Price, the amount of the 1999 Deferred Purchase Price otherwise payable to the Sellers shall be reduced on a dollar for dollar basis by the amount of any such Questron Losses for which the Sellers are responsible. In the event that the foregoing adjustment results in the 1999 Deferred Purchase Price being less than the maximum amount of $2,000,000, then the Sellers shall have the opportunity to earn back the amount of any such shortfall to the extent that the EBIT for the Company in any of fiscal years 1999 through 2001 is in excess of $2,000,000 on both an annual and cumulative basis until such time as the Sellers have earned back the amount of such shortfall. The amount of such shortfall that is earned back by the Seller shall be payable to the Sellers within 30 days following the determination of EBIT for the years in question. Such payment shall be made in cash and Questron Common Stock in accordance with
Section 1.2.


                                    ARTICLE 9

              SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     9.1 Representations, Warranties and Covenants. The covenants contained in this Agreement shall survive the Closing Date without limitation. The representations and warranties contained herein shall survive the Closing Date until the earlier of (i) the first anniversary of the Closing Date, and (ii) June 30, 1999, except that any representation or warranty of Sellers contained in Sections 3.1, 3.5, and 3.6, shall survive the Closing Date without limitation, and any representation or warranty of Sellers contained in Section
3.13 (Tax Matters) shall survive until the expiration of one year after the expiration of the

715586.5                                -34-
applicable statute of limitations (provided, that if any Seller or the Company and the United States Internal Revenue Service or other taxing authority have agreed to extend the applicable statute of limitations beyond any such period, then in such case such representations and warranties shall survive to the date on which such agreement to extend expires).


                                   ARTICLE 10

                 NON-COMPETITION BY SELLERS AND NO SOLICITATION

          10.1 Non-Compete. In consideration of the purchase by Questron of the Shares under this Agreement, the Sellers identified on Schedule 10.1 will at the Closing execute and deliver non-compete agreements in the form attached to the Employment Agreements.

          10.2 Remedies. Each Seller recognizes that a breach or threatened breach by him of his obligations under this Article 10 and the Employment Agreements would cause irreparable injury to the Company, and the Company shall be entitled to seek preliminary and permanent injunctions enjoining him from violating the non-compete agreements contemplated by this Article 10, in addition to any other remedies which may be available.


                                   ARTICLE 11

                                  MISCELLANEOUS

          11.1 Cooperation. Each of the parties hereto shall use its reasonable efforts to take or cause to be taken all actions, to cooperate with the other party hereto with respect to all actions, and to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

          11.2 Waiver. Any failure of Sellers to comply with any of their respective obligations or agreements herein contained may be waived only in writing by Questron. Any failure of Questron to comply with any of its obligations or agreements herein contained may be waived only in writing by the Sellers.

          11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

715586.5                                -35-

           (i) If to Sellers or the Company, to:

                  Fortune Industries, Inc.
                  3408 South Jones
                  Fort Worth, Texas  76110
                  Telecopier: 817-926-1074
                  Telephone: 817-926-5226

                  Attention: Malcolm Tallmon

                  (with a copy to)

                  Ramsey & Dismuke, P.C.
                  2005 E. Lamar Blvd.
                  Suite 100
                  Arlington, Texas  76006
                  Telecopier: 817-265-7264
                  Telephone: 817-277-2077

                  Attention: William Dismuke


           (ii)   If to Questron, to

                  Questron Technology, Inc.
                  6400 Congress Avenue
                  Suite 200A
                  Boca Raton, Florida  33487
                  Telecopier:  (561) 241-2866
                  Telephone:  (561) 241-5251

                  Attention: Chief Executive Officer

                  (with a copy to)

                  Battle Fowler LLP
                  Park Avenue Tower
                  75 East 55th Street
                  New York, New York  10022
                  Telecopier:  (212) 856-7816
                  Telephone:  (212) 856-7000

                  Attention:  Luke P. Iovine III, Esq.

Such names and addresses may be changed by written notice to each person listed above.

715586.5                                -36-

          11.4 Governing Law and Consent to Jurisdiction; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Delaware.

          (a) If a dispute or controversy between the parties arises in the calculation of the Initial Purchase Price Adjustment, the 1999 Deferred Purchase Price or any other accounting or financial calculation, the parties agree in good faith to attempt to resolve the controversy between themselves through the use of any procedure or method they determine at that time to be agreeable to them. If either determines at anytime and for any reason that such discussions are not or will not be successful, then they may utilize the remainder of this
Section 11.4 to resolve the dispute.

          (b) Any dispute, claim or controversy arising out of or relating to this Agreement, or the interpretation or breach thereof, shall be referred to arbitration under the rules of the American Arbitration Association, to the extent such rules are not inconsistent with this Section 11.4. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in any event shall not be made after the date when institution of legal or equitable proceedings, based on such claim, dispute or other matter in question, would be barred by the applicable statute of limitations.

          (c) The arbitration panel shall consist of three arbitrators, one of whom shall be appointed by each party hereto. The two arbitrators thus appointed shall choose the third arbitrator; provided, however, that if the two arbitrators are unable to agree on the appointment of the third arbitrator, either arbitrator may petition the American Arbitration Association to make the appointment.

          (d) The place of arbitration shall be Delaware.

          11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          11.6 Headings; Schedules. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to "Schedules" shall mean the disclosure schedules heretofore delivered by the Sellers to Questron.

          11.7 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

715586.5                                -37-

          11.8 Amendment and Modification. This Agreement may be amended or modified only by written agreement of the parties hereto.

          11.9 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns (and, to the extent provided in Sections 8.1 and 8.2, the other Questron Indemnitees and Seller Indemnitees) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          11.10 Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties provided that Questron may assign its rights under the Agreement to any affiliate of Questron.

715586.5                                -38-

           IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                              QUESTRON TECHNOLOGY, INC.


                              By   /s/ Dominic A. Polimeni
                                 --------------------------------------------
                                 Name:  Dominic A. Polimeni
                                 Title: Chairman, President and
                                          Chief Executive Officer


                              FORTUNE INDUSTRIES, INC.


                              By /s/  Malcolm Tallmon
                                 -------------------------------------
                                 Name:    Malcolm Tallmon
                                 Title:   President

715586.5                                -39-

                                        SELLERS:


                                        /s/ Richard E. Hix
                                        ________________________________________
                                        Richard E. Hix




                                        /s/ Kyle G. Crowley
                                        ________________________________________
                                        Kyle G. Crowley


                                        /s/ Richard E. Burkhardt
                                        ________________________________________
                                        Richard E. Burkhardt


                                        /s/ Kendall P. Craig
                                        ________________________________________
                                        Kendall P. Craig


                                        /s/ Doc. H. Lankford
                                        ________________________________________
                                        Doc. H. Lankford


                                        /s/ Charles E. Gralapp
                                        ________________________________________
                                        Charles E. Gralapp


                                        /s/ Gary W. Drechsel
                                        ________________________________________
                                        Gary W. Drechsel


                                        /s/ Malcolm Tallmon
                                        ________________________________________
                                        Malcolm Tallmon


                                        /s/ Floyd McLerran
                                        ________________________________________
                                        Floyd McLerran


                                        /s/ Deborah A. Alvis
                                        ________________________________________
                                        Deborah A. Alvis


                                        /s/ Robert Johnson, Jr.
                                        ________________________________________
                                        Robert Johnson, Jr.



                                        /s/ Barbara J. Windham
                                        ________________________________________
                                        Barbara J. Windham


715586.5                                -40-